Exhibit 99.1

Contact:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Announces First Quarter Financial Results

New York, NY (May 1, 2012)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended March 31, 2012.

For the three months ended March 31, 2012:

•

Revenue was $106.9 million, compared to $131.6 million in the prior year period. Public portal advertising and sponsorship revenue was $87.8 million, compared to $110.4 million in the prior year period. Private portal services revenue was $19.2 million, compared to $21.2 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $11.3 million, compared to $37.9 million in the prior year period.

•

Net loss was $(7.8) million or $0.14 per diluted share, compared to net income of $19.5 million or $0.32 per diluted share in the prior year period. Net loss in the current period includes an after-tax gain on investments of $5.2 million, an after-tax severance expense of $0.8 million and an after-tax stock compensation expense related to the voluntary surrender of options of $5.3 million. Net income in the prior year period includes an after-tax gain on investments of $8.8 million.

“Our financial results for the first quarter are consistent with our financial guidance,” said Anthony Vuolo, Interim Chief Executive Officer and Chief Financial Officer, WebMD. “We continue to focus on the initiatives that best position the Company to capture future growth opportunities.”

Traffic Highlights

Traffic to the WebMD Health Network during the first quarter continued to grow strongly, reaching an average of 107 million unique users per month and 2.52 billion page views for the quarter, increases of 37.5% and 34.9%, respectively, from the prior year period. The prior year comparisons exclude traffic from WebMD’s former affiliate partner sites, which were phased out at the end of 2011.

Balance Sheet Highlights

As of March 31, 2012, WebMD had $1.1 billion in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding.

Subsequent to March 31, 2012, the company utilized $150 million of cash to purchase 5.8 million shares of its common stock in a tender offer which was completed in early April.

Financial Guidance

WebMD updated its financial guidance for 2012 to reflect the purchase of 5.8 million shares of its common stock through its recent tender offer and the gain on investments realized during the first quarter. A detailed schedule is attached to this press release.

In summary, for 2012, WebMD expects:

•	Revenue to be approximately $500 million to $535 million;

•	Adjusted EBITDA to be approximately $100 million to $125 million; and

•	Net income to be approximately $2.8 million to $19.9 million, or $0.05 to $0.37 per diluted share.

For the second quarter of 2012, WebMD expects:

•	Revenue to be approximately $110 million to $115 million;

•	Adjusted EBITDA to be approximately 10% to 12% of revenue; and

•	Net loss to be approximately 4% to 6% of revenue.

“Our Board of Directors and management team are committed to creating value for all of our stakeholders,” said Martin J. Wygod, Chairman, WebMD. “While we manage through this tough operating environment, we are focused on improving factors within our control. As we strategically deploy our unparalleled portfolio of assets and invest in the future of our business, we will continue to build upon our leadership status and be well positioned for future growth.”

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts to discuss its first quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org and Medscape Education.

*****************************

All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

*************************************

This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

*****************************

WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

3